MULTI-TENANT FACILITY

ARTICLE ONE: BASIC TERMS

This Article One contains the Basic Terms of this Lease between the Landlord and Tenant named below. Other Articles, Sections and Sections of the Lease referred to in this Article One explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

Section 1.01. **Date of Lease:** **August 30, 2016**

Section 1.02. **Landlord Address:**
RANCHO PROPERTIES, L.L.C.
3065 North Rancho Drive, Suite 130
Las Vegas, Nevada 89130

Section 1.03. **Location Address:**
3065 North Rancho Drive, Suites 122-124
Las Vegas, Nevada 89130

Home Address:
CHRISTOPHER DAVENPORT
Vegas Suspension & Offroad, LLC
DBA Liftkits4less.com
5016 North Cimarron Road
Las Vegas, Nevada 89149

Notice Addresses:
Christopher Davenport
VEGAS SUSPENSION & OFFROAD, LLC
DBA Liftkits4less.com
3065 North Rancho Drive, Suites 122-124
Las Vegas, Nevada 89130

Section 1.04. **Property:**

(A) The Property is part of Landlord's multi-tenant real property development known as **CHEYENNE RANCHO PROFESSIONAL PLAZA** and described or depicted in **EXHIBIT "A"** (the "Project"). The Project includes the land, the buildings and all other improvements located on the land, and the common areas described in Section 4.05(a). The Property is (include street address, approximate square footage and description):

3,554 square feet located at:

3065 North Rancho Drive, Suites 122-124
Las Vegas, Nevada 89130

In the case of option periods not being exercised, it is understood that Tenant will be considered "HOLDING OVER" per Article Two, Section 2.03.

(B) It is understood and agreed that Tenant has inspected the property and accepts the property in the "as is" condition with the understanding that Landlord warrants the electrical and plumbing, if any, for a period of ninety (90) days from the date this lease is signed by Tenant. After the ninety (90) days, Tenant is responsible for all repairs and/or replacements in the event of normal wear and tear and/or theft.

(C) It is understood and agreed that the Landlord will construct two (2) offices in Suite 122, including framing, drywall, paint, electrical and HVAC system, to be completed by January 15, 2017. Tenant agrees to give Landlord access between the weekday hours of 6:00 am and 5:00 pm, or give the Landlord a key for use during those hours.

Tenant further agrees to not store anything in the construction area, and that the Landlord is not responsible for any damages to Tenant's property that may be inside the unit during the construction period.

The HVAC system is to be fully warrantied for a period of NINETY (90) days from the initial start-up date of the new HVAC system. In addition, the compressor will have a ONE (1) YEAR WARRANTY.

Section 1.05. **Lease Term: (See Article 2)** begins December 1, 2016, and ends on November 30, 2021.

Section 1.06. **Options to Renew: (See Article 3.02)** THREE (3) options for a period of FIVE (5) years each, 12/01/21 – 11/30/26, 12/01/26 – 11/30/31 and 12/01/31 – 11/30/36.

If Tenant has not given a 90-day written notice and elects to vacate the premises upon expiration of the initial term of the Lease or any option period, Tenant will be liable to Landlord for three (3) months' of base rent and all additional rents from the date of said written notice, and if said 90-day period results in a Holdover, Tenant will be liable to Landlord for the increased base rent and all additional rents per Article Two, Section 2.03.

Section 1.07. **Permitted Uses:** (See Article Five) Suspension and lift kit sales and installation.

Section 1.08. **Tenant's Guarantor(s)**: (See Article 3.02) Tenant's Guarantor(s): (See

base rent plus six months' additional rents, and will be responsible for to the comply with all move out procedures per this Lease.

Section 1.10. **Rent and Other Charges Payable by Tenant:** (See Section 3.01)

(A) BASE RENT:

(i) Yearly Base Rent: TWENTY-FIVE THOUSAND, FIVE HUNDRED EIGHTY-FOUR DOLLARS AND NO/CENTS ($25,584.00) per year, as provided in Section 3.01, and shall be increased on the first anniversary of the Commencement Date of this Lease, and on the same day of each year thereafter as provided in Section 3.02(b).

(ii) Monthly Base Rent: Landlord and Tenant agree that the monthly amount of base rent in the amount of TWO THOUSAND ONE HUNDRED THIRTY-TWO DOLLARS AND NO/CENTS ($2,132.00) initially payable hereunder and as adjusted yearly per Section 3.02, shall commence THREE (3) MONTHS FROM DATE LEASE IS SIGNED, **or the day the doors open for business, whichever occurs first.**

BASE RENT SCHEDULE

INITIAL TERM	
12/01/16 – 11/30/17	$2,132.00
12/01/17 – 11/30/18	Base + CPI
12/01/18 – 11/30/19	Current Base + CPI + $177.70
12/01/19 – 11/30/20	Current Base + CPI
12/01/20 – 11/30/21	Current Base + CPI + $177.70
OPTION ONE	
12/01/21 – 11/30/22	Current Base + CPI
12/01/22 – 11/30/23	Current Base + CPI + $177.70
12/01/23 – 11/30/24	Current Base + CPI
12/01/24 – 11/30/25	Current Base + CPI + $177.70
12/01/25 – 11/30/26	Current Base + CPI
OPTION TWO	
12/01/26 – 11/30/27	Current Base + CPI + $177.70
12/01/27 – 11/30/28	Current Base + CPI
12/01/28 – 11/30/29	Current Base + CPI + $177.70
12/01/29 – 11/30/30	Current Base + CPI
12/01/30 – 11/30/31	Current Base + CPI + $177.70
OPTION THREE	

(B) Initial monthly additional rent payments:

(i) Real Property Taxes (See Section 4.02); **TWO HUNDRED FIFTY-FOUR DOLLARS AND NO/CENTS ($254.00) plus any increases.**

Said TAX EXPENSES are subject to a TEN PERCENT (10%) Administrative Charge. After this Charge is added to all the costs the total shall be equitably prorated.

(ii) Tenant's Common Area Expenses (See Section 4.05); **TWO HUNDRED SEVENTY-FOUR DOLLARS AND NO/CENTS ($274.00) plus any increases.**

Said COMMON AREA EXPENSES are subject to a TEN PERCENT (10%) Administrative Charge. After this Charge is added to all the costs the total shall be equitably prorated.

(iii) Utilities (See Section 4.03); **ONE HUNDRED FOUR DOLLARS AND NO/CENTS ($104.00) plus any increases, for WATER.**

Said WATER EXPENSES are subject to a TEN PERCENT (10%) Administrative Charge. After this Charge is added to all the costs the total shall be equitably prorated.

(a) EIGHTY-FIVE DOLLARS AND NO/CENTS ($85.00) per month plus any increases for SEWER.

Said SEWER EXPENSES are subject to a TEN PERCENT (10%) Administrative Charge. After this Charge is added to all the costs the total shall be equitably prorated.

(b) TWO HUNDRED TWENTY-FIVE DOLLARS AND NO/CENTS ($225.00) plus any increases, for TRASH REMOVAL.

Said TRASH REMOVAL EXPENSES are subject to a TEN PERCENT (10%) Administrative Charge. After this Charge is added to all the costs the total shall be equitably prorated.

(iv) Common Area Insurance Premiums (See Section 4.04); **SEVENTY-FIVE DOLLARS AND NO/CENTS ($75.00)** plus any increases.

Said COMMON AREA INSURACE EXPENSES are subject to a TEN PERCENT (10%) Administrative Charge. After this Charge is added to all the costs the total shall be

Section 1.11. Landlord's Share of Profit on Assignment or Sublease: (See Section 9.05) (the "Landlord's Share").

Section 1.12. Riders: The following Riders and Exhibits are attached to and made a part of this Lease:

Rider 1 - Rules and Regulations
Rider 2 – Parking Rules
Rider 3 – Building Standards TI's
Rider 4 – Sign Criteria
Exhibit A – Project with property highlighted

ARTICLE TWO: LEASE TERM

Section 2.01. **Lease of Property for Lease Term.** Landlord leases the Property to Tenant and Tenant leases the Property from Landlord for the Lease Term. The Lease Term is for the period stated in Section 1.05 above and shall begin and end on the dates specified in Section 1.05, unless the beginning or end of the Lease Term is changed under any provision of this Lease. The "Commencement Date" shall be the date specified in Section 1.05 above for the beginning of the Lease Term, unless advanced or delayed under any provision of this Lease.

Section 2.02. **Early Occupancy.** If Tenant occupies the Property prior to the Commencement Date, Tenant's occupancy of the Property shall be subject to all of the provisions of this Lease. Early occupancy of the Property shall not advance the expiration date of this Lease. Tenant shall pay Base Rent and all other charges specified in this Lease for the early occupancy period, per Section 1.10 (a) (ii).

Section 2.03. **Holding Over.** If Tenant remains in possession of the Premises beyond the expiration date, tenant will thereafter be liable for monthly base rent and additional rents, both at 150% of the rate in effect immediately before such cancellation, termination or expiration, until Tenant surrenders the premises by turning in the keys to Landlord. Such holding over shall be construed as a tenancy from month-to-month subject to all covenants and conditions of this Lease in so far as the same are applicable to a month-to-month tenancy.

ARTICLE THREE: TIME AND MANNER OF PAYMENT, COST OF LIVING AND SECURITY DEPOSIT INCREASES.

Section 3.01. **Time and Manner of Payment.** The base monthly rent reserved hereunder shall be paid monthly, in advance, without advance notice, demand, offset or deduction on the first day of each month during the term of this Lease. If payment is not received by the 10th of each month a TEN PERCENT (10%) penalty will be applied and will be compounded monthly. **The ten-day penalty period is not a grace period. Failure to pay rent on or before the first (1st) day of each month will result in a default pursuant to Sections 4.06, 4.07 and 10.02(e)[ii] of this Lease.**

Landlord and Tenant agree that the monthly amount of base rent initially payable hereunder is the sum indicated in **Section 1.10 (a)[i], such monthly amount commencing the date the initial term commences per Section 1.05 above or the day the doors open for business whichever occurs first.**

charges, if any; Tenant's proportional share of Landlord's insurance expenses; Sign Rentals, if any; and, any Additional Rent charged pursuant to Section 1.10 of this Lease.

Tenant will be charged a returned check fee in the amount of FIFTY DOLLARS AND NO/CENTS ($50.00) for each check returned to Landlord by Tenant's financial institution for any reason. Acceptance of a check in no way results in a credit for the Tenant in the event there are insufficient funds in the account and the check returned. In addition, a TEN PERCENT (10%) late charge will be applied per Section 4.16, and will be compounded monthly.

Section 3.02 **Cost of Living Increases.**

(a) The said base rent provided for in Section 1.10(a)[ii] shall be subject to adjustment on the first anniversary of the commencement of this Lease, and on the same day of each year thereafter during the initial term, during the option periods of this Lease, and in the event Tenant goes on a month-to-month basis. Each date upon which the basic annual rent is to be adjusted is hereinafter referred to as an "adjustment date."

(b) Rent adjustments shall be made based upon increases, but no decreases, in the Consumer Price Index for All Urban Wage Earners published by the United State Department of Labor, Bureau of Labor Statistics (the "CPI"). On each yearly adjustment date, the adjusted base annual rent shall be calculated by multiplying the current base annual rent set forth in Section 1.10(a)[ii] by a fraction, the numerator of which is the last CPI published prior to the adjustment date and the denominator which is the last CPI published prior to the commencement of the initial term. On the adjustment of the base annual rent as provided in this Lease, the parties shall immediately execute an amendment to the Lease stating the new base annual rent. If the CPI is discontinued or revised during the term of this Lease, such other governmental index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the index had not been discontinued or revised.

(c) Tenant is granted options to extend the term of this Lease as shown in Section 1.06 upon the same terms and conditions as herein provided, except as to the amount of the stated base annual rental. Tenant may exercise each such option only in the event that it is not in default hereunder at the time the option is exercised. Tenant shall give written notice of the exercise of the option to the Landlord at least 90 days prior to the expiration of any then current term. The word "term" as used shall include and refer to the initial term and any extended term.

Section 3.03. **Security Deposit; Increases.**

(a) Upon the execution of this Lease, Tenant shall deposit with Landlord a cash Security Deposit in the amount set forth in Section 1.09 above. Landlord may apply all or part of the Security Deposit to any unpaid rent or other charges due from Tenant or to cure any other defaults of Tenant. If Landlord uses any part of the Security Deposit, Tenant shall restore the Security Deposit to its full amount within ten (10) days after Landlord's written request. Tenant's failure to do so shall be a material default under this Lease. No interest shall be paid on the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts and no trust relationship is created with respect to the Security Deposit.

(i) Tenant shall not be in breach of any terms or conditions of this Lease or any amendments.

(ii) The premises shall be returned to Landlord broom clean subject only to normal wear.

(iii) Tenant's Rent and Additional Rents as well as all utility payments shall be current.

Section 3.04. **Termination; Advance Payments.** Upon termination of this Lease under Article Seven (Damage or Destruction), Article Eight (Condemnation) or any other termination not resulting from Tenant's default, and after Tenant has vacated the Property in the manner required by this Lease, Landlord shall refund to Tenant (or Tenant's successor) the unused portion of the Security Deposit, any advance rent or other advance payments made by Tenant to Landlord, and any amounts paid for real property taxes.

ARTICLE FOUR: OTHER CHARGES PAYABLE BY TENANT

Section 4.01. **Additional Rent.** All charges payable by Tenant other than Base Rent is called "Additional Rent." Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due with the next monthly installment of Base Rent. The term "rent" shall mean Base Rent and Additional Rent.

Section 4.02. **Real Property Taxes.**

(a) Tenant's Share. Tenant shall, in all instances pay is proportionate share of all real estate Taxes that may be levied or assessed by the lawful taxing authorities against the land, buildings, parking lot, and all other improvements and betterments in the Project. The term "Taxes" shall mean and include all real estate taxes, assessments, water and sewer rents and other governmental levies and charges of every kind and nature whatsoever, general and special, extraordinary as well as ordinary, foreseen and unforeseen, and each and every installment thereof, which shall or may during the Term of this Lease be levied, assessed, imposed, become due and payable or liens upon or arising in connection with the use, occupancy or possession of, or grow due and payable out of, or for, the Project or any part thereof or any land, buildings or other improvements therein (as initially constructed or as the same may at any time thereafter be enlarged or reduced), including interest on installment payments and all costs and fees (including Attorney's fees) incurred by Landlord in contesting taxes, assessments and/or negotiating with the public authorities as to the same, excluding however, any of the foregoing relating to any one parcel included in the Project which is occupied by only one building and which comprises a separate tax lot for the purpose of assessment for taxes, and nothing herein contained shall be construed to include as "Taxes" any income or profit tax or capital levy that is or may be imposed upon Landlord, provided, however, that, if any time during the Term of this Lease the methods of taxation prevailing at the commencement of the Term of this Lease shall be altered so that in addition to or in lieu of or as a substitute for the whole or any part of the taxes now levied, assessed or imposed on real estate as such there shall be levied, assessed or imposed (i) a tax on the rents received from such real estate, or (ii) a license fee measured by the rents receivable by Landlord for the Project or any portion thereof, or (iii) a tax or license imposed upon Landlord which is otherwise measured by or based in whole or in part upon the Project or any portion thereof, then the same shall be included in the computation of taxes, computed as if the amount of

prorated share at which time Tenant will reimburse Landlord for any differential in the amount paid versus the new monthly amount due for the current tax year.

(b) **Joint Assessment.** If the Property is not separately assessed, Landlord shall reasonably determine Tenant's share of the real property tax payable by Tenant under Section 4.02(a) from the assessor's worksheets or other reasonably available information.

(c) **Personal Property Taxes.**

(i) Tenant shall pay all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant. Tenant shall try to have personal property taxed separately from the Property.

(ii) If any of Tenant's personal property is taxed with the Property, Tenant shall pay Landlord the taxes for the personal property within fifteen (15) days after Tenant receives a written statement from Landlord for such personal property taxes.

Section 4.03. **Utilities.** Tenant shall pay all charges for utility services supplied to the premises and all connection and service charges, and all costs of operation and maintaining the equipment therefore. If Landlord elects to provide water, gas, steam, electricity, chilled water, hot water, sewer and trash removal, or any other utility service to Tenant, Tenant shall purchase its requirements for such utility service from Landlord. Lessee shall pay for all water, gas, heat, light, power, telephone service, cable, sewer removal, trash removal, and all other services supplied to said premises. If said services are not provided by separate meters does not serve each lease premise, then Tenant shall pay to Landlord for services used in said premises **plus their proportionate share of common area utilities used**. Charges for such service shall be on an equitably calculated basis. In addition to all other remedies available to Landlord, Landlord shall have the right to discontinue any or all utility services provided by it, without notice, if Tenant shall at any time fail to remedy any default in the payment of any sum due under this Lease for ten (10) days after receipt of written notice from Landlord to do so.

Section 4.04. **Insurance Policies.**

(a) **Tenant Liability Insurance.** During the Lease Term, Tenant shall maintain a policy of commercial general liability insurance (sometimes known as broad form comprehensive general liability insurance) insuring Tenant against liability for bodily injury, property damage (including loss of use of property) and personal injury arising out of the operation, use or occupancy of the Property. **Tenant shall name Landlord as an additional insured under such policy and shall state that the Landlord be advised by the Insurance provider in the event insurance is cancelled or expired.** The initial amount of such insurance shall be **ONE MILLION DOLLARS ($1,000,000) PER OCCURRENCE AND SHALL BE SUBJECT TO PERIODIC INCREASE BASED UPON INFLATION, INCREASED LIABILITY AWARDS, RECOMMENDATION OF LANDLORD'S PROFESSIONAL INSURANCE ADVISERS AND OTHER RELEVANT FACTORS.** The liability insurance obtained by Tenant under this Section 4.04(a) shall (i) be primary and non-contributing; (ii) contain cross-liability endorsements; and (iii) insure Landlord against Tenant's performance under Section 5.05, if the matters giving rise to the indemnity under Section 5.05 result from the negligence of Tenant. The amount and coverage of such insurance shall not limit

other casualties normally covered under an extended risk policy with a qualified insurance company or companies qualified to do business in the State of Nevada and in the reasonable amounts and of such coverage as are satisfactory to and approved by Landlord but in no event shall amount of such insurance be less than the cost of totally replacing the building and other insurable improvements on which the Demised Premises are located; (i) a loss or damage by fire; (ii) all peril customarily covered under extended coverage endorsement; (iii) vandalism and malicious mischief; (iv) all risk coverage for physical damage to premises; and shall be solely responsible for determining the amount of fire and extended coverage insurance and specific endorsements to be maintained. Landlord (and, at Landlord's option, the lender interested under any mortgage or similar instrument then affecting the Premises) shall be named as insured and Tenant shall be named as an additional insured on each such policy. The proceeds of such insurance in case of loss or damage shall be paid to Landlord to be applied on account of the obligations of Landlord to repair and/or rebuild the Premises pursuant to Article 7. Any proceeds not required for such purpose shall be applied toward common area costs and expenses.

Landlord shall procure and Tenant shall pay its proportionate share of the premiums on fire and extended insurance coverage and vandalism insurance for all Common Areas and unleased portions of the Project insuring the Landlord and Tenant against General Liability. The limits of liability to be carried will be not less than **ONE MILLION DOLLARS ($1,000,000) for injury or death to any one person** and **ONE MILLION DOLLARS ($1,000,000) for injury or death for all persons arising out of a single accident, and not less than ONE MILLION DOLLARS ($1,000,000) to property of any one person or persons.**

The cost of such insurance coverage as required hereunder shall be paid by Tenant in monthly installments in such amounts as are estimated and billed by Landlord at the beginning of a twelve-month period commencing and ending on dates designated by Landlord, each such installment being due on the first day of each month. Within ninety (90) days after the end of each twelve-month period, Landlord shall make available for Tenant's inspection Landlord's records relating to the insurance expenses for such preceding period, and the monthly payments to be made by Tenant thereafter shall be adjusted and revised to compensate for any overpayment or underpayment made by Tenant in such preceding twelve-month period. The initial monthly amount based upon the figures available shall be **as shown in Section 1.10(B).**

(c) Fire Insurance on Tenant's Fixtures. At all times during the term hereof, Tenant shall keep in force at its sole cost and expense insurance against loss or damage by fire, casualty and other risks normally covered under an all risks policy including all perils customarily covered under standard extended coverage endorsements, including acts of God, or any casualty in an amount equal to not less than the replacement value of the improvements, trade fixtures, furnishings, equipment and contents upon the Property, the exterior or interior of any doors, windows, plate glass or showcases surrounding the premises, the store front and heating, ventilating, or cooling equipment, which insurance shall also provide Tenant coverage for lost rents, vandalism, malicious mischief, and all risk coverage for physical damage to the Property and its contents

(d) **Provisions to be Contained In Policies**. All insurance provided for in this Lease shall be effected under enforceable policies issued by insurers reasonably

policy, the original renewal policy for such insurance shall be delivered by the Tenant to the Landlord within twenty (20) days after the premium on any policy shall fall due and payable, the Landlord shall be furnished with satisfactory evidence of its payment. Landlord's policies shall name Landlord, any person, firms, or corporation designated by Landlord as insured, and Tenant as additional insured. Tenant's policies shall name Tenant as insured and Landlord, any person, firms, or corporation designated by Landlord, as additional insured. All policies shall be written as primary policies, not contributing with and not in excess of coverage which Landlord may carry. All such insurance shall provide that the coverage afforded shall not be affected by the performance of any work in or about the Premises.

(e) **Payment of Premiums.** Subject to Section 1.10(B)[iii], Tenant shall pay all premiums for the insurance policies described in Sections 4.04(a) and (b) (whether obtained by Landlord or Tenant) within fifteen (15) days after Tenant's receipt of a copy of the premium statement or other evidence of the amount due, except Landlord shall pay all premiums for non-primary comprehensive public liability insurance which Landlord elects to obtain as provided in Section 4.04(a). For insurance policies maintained by Landlord which cover improvements on the entire Project, Tenant shall pay Tenant's prorated share of the premiums, in accordance with the formula in Section 4.05(e) for determining Tenant's share of Common Area costs. If insurance policies maintained by Landlord cover improvements on real property other than the Project, Landlord shall deliver to Tenant a statement of the premium applicable to the Property showing in reasonable detail how Tenant's share of the premium was computed. If the Lease Term expires before the expiration of an insurance policy maintained by Landlord, Tenant shall be liable for Tenant's prorated share of the insurance premiums. Before the Commencement Date, Tenant shall deliver to Landlord a copy of any policy of insurance, which Tenant is required to maintain under this Section 4.04. At least thirty (30) days prior to the expiration of any such policy, Tenant shall deliver to Landlord a renewal of such policy. As an alternative to providing a policy of insurance, Tenant shall have the right to provide Landlord a certificate of insurance, executed by an authorized officer of the insurance company, showing that the insurance which Tenant is required to maintain under this Section 4.04 is in full force and effect and containing such other information which Landlord reasonably requires.

(f) **General Insurance Provisions.**

(i) Any insurance, which Tenant is required to maintain under this Lease, shall include a provision that requires the insurance carrier to give Landlord not less than thirty (30) days' written notice prior to any cancellation or modification of such coverage.

(ii) If Tenant fails to deliver any policy, certificate or renewal to Landlord required under this Lease within the prescribed time period or if any such policy is canceled or modified during the Lease Term without Landlord's consent, Landlord may obtain such insurance, in which case Tenant shall reimburse Landlord for the cost of such insurance within fifteen (15) days after receipt of a statement that indicates the cost of such insurance.

(iii) Tenant shall maintain all insurance required under this Lease with companies holding a "General Policy Rating" of A-12 or better, as set forth in the most current issue of "Best Key Rating Guide". Landlord and Tenant acknowledge the insurance markets are rapidly changing and that insurance in the form and amounts described in this Section 4.04 may not be available in the future. Tenant acknowledges that the insurance described in this Section 4.04 is

the other, or against the officers, employees, agents or representatives of the other, for loss of or damage to its property or the property of others under its control, if such loss or damage is covered by any insurance policy in force (whether or not described in this Lease) at the time of such loss or damage. Upon obtaining the required policies of insurance, Landlord and Tenant shall give notice to the insurance carriers of this mutual waiver of subrogation.

Section 4.05. **Common Areas; Use, Maintenance and Costs.**

(a) **Common Areas.** As used in this Lease, "Common Areas" shall mean all areas within the Project which are available for the common use of tenants of the Project and which are not leased or held for the exclusive use of Tenant or other tenants, including, but not limited to, parking areas, driveways, sidewalks, loading areas, access roads, corridors, landscaping and planted areas. Landlord, from time to time, may change the size, location, nature and use of any of the Common Areas, convert Common Areas into leasable areas, construct additional parking facilities (including parking structures) in the Common Areas, and increase or decrease Common Area land and/or facilities. Tenant acknowledges that such activities may result in inconvenience to Tenant. Such activities and changes are permitted if they do not materially affect Tenant's use of the Property.

(b) **Use of Common Areas.** Tenant shall have the nonexclusive right (in common with other tenants and all others to whom Landlord has granted or may grant such rights) to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations as Landlord may establish from time to time. Tenants shall abide by such rules and regulations and shall use its best effort to cause others who use the Common Areas with Tenant's express or implied permission to abide by Landlord's rules and regulations. At any time, Landlord may close any Common Areas to perform any acts in the Common Areas as, in Landlord's judgment, are desirable to improve the Project. Tenant shall not interfere with the rights of Landlord, other tenants or any other person entitled to use the Common Areas.

(c) **Specific Provision re: Vehicle Parking.** Landlord shall hard-surface, mark, properly drain, adequately light, and landscape the Parking Areas, together with necessary access roads. Subject to the provisions concerning condemnation, Landlord shall provide not less than two spaces for every **2,500 sq. ft.** of lease space excluding storage area motor vehicle parking spaces in the Center for Tenant.

(i) Tenant's parking shall not be reserved and shall be limited to vehicles no larger than standard size automobiles or pickup utility vehicles. Tenant shall not cause large trucks or other large vehicles to be parked within the Project or on the adjacent public streets. Temporary parking of large delivery vehicles in the Project may be permitted by the rules and regulations established by Landlord. Vehicles shall be parked only in striped parking spaces and not in driveways, loading areas or other locations not specifically designated for parking. Handicapped spaces shall only be used by those legally permitted to use them. If Tenant parks more vehicles in the parking area than the number set forth in Section 4.05(c) of this Lease, such conduct shall be a material breach of this Lease.

(ii) Tenant and its officers, agents, and employees shall park their cars only in areas specifically designated for that purpose by Landlord from time to time whether inside or outside the Center. Within five (5) days after Landlord's request, Tenant shall furnish to Landlord the automobile license numbers assigned to its cars and the cars of all its officers, agent, and employees. Tenant

landscaping; utilities, water and sewage charges, etc.; maintenance of signs (other than tenants' signs); premiums for liability, property damage, fire and other types of casualty insurance on the Common Areas and workers' compensation insurance; all property taxes and assessments levied on or attributable to the Common Areas and all Common Area improvements; all personal property taxes levied on or attributable to personal property used in connection with the Common Areas; straight-line depreciation on personal property owned by Landlord which is consumed in the operating or maintenance of the Common Areas; rental or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Common Areas; fees for required licenses and permits; repairing, resurfacing, repaving, maintaining, painting, lighting, cleaning, refuse removal, sanitary control, and similar items; repair and replacement of common area mechanical equipment; repair, maintenance and cleaning of common area structures; the reasonable cost of personnel to implement such services, to direct parking, and to police the common areas, and ten percent (10)% of all the foregoing costs to cover administrative and overhead costs; and a reasonable allowance to Landlord for Landlord's supervision of the Common Areas (not to exceed five percent (5%) of the gross rents of the Project for the calendar year). Landlord may cause any or all of such services to be provided by third parties and the cost of such services shall be included in Common Area costs. Common Area costs shall not include depreciation of real property, which forms part of the Common Areas.

(e) **Tenant's Share and Payment.** Tenant shall pay Tenant's annual pro rata share of all Common Area costs (prorated for any fractional month) upon written notice from Landlord that such costs are due and payable, and in any event prior to delinquency. Tenant's pro rata share shall be calculated by dividing the square foot area of the Project, as set forth in Section 1.04 of the Lease, by the aggregate square foot area of the Project which is leased or held for lease by tenants, as of the date on which the computation is made. Tenant's initial pro rata share is set out in Section 1.10(b)[3]. Any changes in the Common Area costs and/or the aggregate area of the Project leased or held for lease during the Lease Term shall be effective on the first day of the month after such change occurs. Landlord may, at Landlord's election, estimate in advance and charge to Tenant as Common Area costs, all real property taxes for which Tenant is liable under Section 4.02 of the Lease, all insurance premiums for which Tenant is liable under Section 4.04 of the Lease, all maintenance and repair costs for which Tenant is liable under Section 6.04 of the Lease, and all other Common Area costs payable by Tenant hereunder. At Landlord's election, such statements of estimated Common Area costs shall be delivered monthly, quarterly or at any other periodic intervals to be designated by Landlord. Landlord may adjust such estimates at any time based upon Landlord's experience and reasonable anticipation of costs. Such adjustments shall be effected as of the next rent payment date after notice to Tenant. Within sixty (60) days after the end of each calendar year of the Lease Term, Landlord shall deliver to Tenant a statement prepared in accordance with generally accepted accounting principles setting forth, in reasonable detail, the Common Area costs paid incurred by Landlord during the preceding calendar year and Tenant's pro rata share. Upon receipt of such statement, there shall be an adjustment between Landlord and Tenant, with payment to or credit given by Landlord (as the case may be) so that Landlord shall receive the entire amount of Tenant's share of such costs and expenses for such period.

Section 4.06. **Late Charges.** Tenant's failure to pay rent promptly may cause Landlord to incur unanticipated costs. The exact amount of such costs is impractical or extremely difficult to ascertain. Such costs may include, but are not limited to, processing and

per annum from the due date of such amount. The payment of interest on such amounts shall not excuse or cure any default by Tenant under this Lease. If the interest rate specified in this Lease is higher than the rate permitted by law, the interest rate is hereby decreased to the maximum legal interest rate permitted by law.

ARTICLE FIVE: USE OF PROPERTY

Section 5.01. **Permitted Uses.** Tenant may use the Property only for the Permitted Uses set forth in Section 1.07 above.

Section 5.02. **Manner of Use.** Tenant shall not cause or permit the Property to be used in any way, which constitutes a violation of any law, ordinance, or governmental regulation, or order, which annoys or interferes with the rights of tenants of the Project, or which constitutes a nuisance or waste. Tenant shall obtain and pay for all permits if required for Tenant's occupancy and shall promptly take all actions necessary to comply with all applicable statutes, ordinances, rules, regulations, orders and requirements regulating the use by Tenant of the Property, including the Occupational Safety and Health Act.

Tenant shall cause its business in the premises to be and remain open for business at least during all hours and on all days fixed or recommended by the Landlord of the Premises for similar businesses including evening and Sundays if applicable. If Landlord at any time fails to fix or recommend such hours and days, Tenant shall cause its store to be open at least during such hours and on such days as similar businesses in the area are open for business. If Tenant cannot by law keep its business open during all of such hours, Tenant shall keep its business open only as long as is permitted by law. The requirement of continuous operation shall not apply during times when the premises are untenantable by reason of fire or other casualty. Tenant shall, however, continue operation of its business to the extent reasonably practicable during any period of reconstruction or repair.

Section 5.03. **Hazardous Materials.** As used in this Lease, the term "Hazardous Material" means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials" or "toxic substances" now or subsequently regulated under any applicable federal, state or local laws or regulations, including without limitation petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons. Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated or disposed of in or about the Property by Tenant, its agents, employees, contractors, subtenants or invitees without the prior written consent of Landlord. Landlord shall be entitled to take into account such other factors or facts as Landlord may reasonably determine to be relevant in determining whether to grant or withhold consent to Tenant's proposed activity with respect to Hazardous Material. In no event, however, shall Landlord be required to consent to the installation or use of any storage tanks on the Property.

At all times and in all respects each party shall comply with all federal, state and local laws, ordinances and regulations ("Hazardous Materials Laws") relating to industrial hygiene, environmental

soils to verify no toxic or hazardous materials have penetrated the soil. Upon such soils testing, should such a condition be found, Tenant hereby agrees to make at his sole expense whatever corrections to remove the soils or concrete penetrated with toxic or hazardous materials and replace with new soil or concrete as necessary.

Section 5.04. **Signs and Auctions.** Tenant shall not place any signs on the Property without Landlord's prior written consent. Tenant shall not conduct or permit any auctions or sheriff's sales at the Property.

(a) All costs associated with the design, purchase, installation and maintenance of signage shall be Tenant's sole responsibility and expense. Location, size and configuration shall be in accordance with Landlord's sign criteria and shall be approved in writing by Landlord. See attached Rider 2.

(b) It is understood and agreed that Tenant's failure to submit plan drawings to Landlord for written approval prior to the installation of any signage will result in Tenant being fined in the amount of TWO HUNDRED DOLLARS AND NO/CENTS ($200.00) for non-compliance.

(c) In addition Tenant will pay to Landlord a fee in the amount of TWO HUNDRED DOLLARS AND NO/CENTS ($200.00) per month until such time that plans are submitted to Landlord for written approval; the plans have been approved in writing by Landlord; and, any corrections and/or required repairs caused by the removal of such signage are complete.

(d) In the event Tenant fails to remove such unapproved signage and complete the repairs required because of the removal of such signage, on or before the date set forth in writing by Landlord, Landlord will remove the signage; complete the repairs; and bill Tenant for the completion of such work as set forth in the Lease.

Section 5.05. **Indemnity.** Tenant shall indemnify Landlord against and hold Landlord harmless from any and all costs, claims or liability arising from: (a) Tenant's use of the Property; (b) the conduct of Tenant's business or anything else done or permitted by Tenant to be done in or about the Property, including any contamination of the Property or any other property resulting from the presence or use of Hazardous Material caused or permitted by Tenant; (c) any breach or default in the performance of Tenant's obligations under this Lease; (d) any misrepresentation or breach of warranty by Tenant under this Lease; or (e) other acts or omissions of Tenant. Tenant shall defend Landlord against any such cost, claim or liability at Tenant's expense with counsel reasonably acceptable to Landlord or, at Landlord's election, Tenant shall reimburse Landlord for any legal fees or costs incurred by Landlord in connection with any such claim. As a material part of the consideration to Landlord, Tenant assumes all risk of damage to property or injury to persons in or about the Property arising from any cause, and Tenant hereby waives all claims in respect thereof against Landlord, except for any claim arising out of Landlord's gross negligence or willful misconduct. As used in this Section, the term "Tenant" shall include Tenant's employees, agents, contractors and invitees, if applicable.

Section 5.06. **Landlord's Access.** Landlord or its agents may enter the Property at all reasonable times to show the Property to potential buyers, investors or tenants or other parties; to do any other act or to inspect and conduct tests in order to monitor Tenant's compliance with all applicable environmental laws and all laws governing the presence and use of Hazardous Material; or for any other purpose Landlord deems necessary

Section 6.01. **Existing Conditions.** Tenant accepts the Property in its condition as of the execution of the Lease, subject to all recorded matters, laws, ordinances, and governmental regulations and orders. Except as provided herein, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation as to the condition of the Property or the suitability of the Property for Tenant's intended use. Tenant represents and warrants that Tenant has made its own inspection of and inquiry regarding the condition of the Property and is not relying on any representations of Landlord or any representative of Landlord with respect thereto.

Section 6.02. **Exemption of Landlord from Liability.** Landlord shall not be liable for any damage or injury to the person, business (or any loss of income there under), goods, wares, merchandise or other property of Tenant, Tenant's employees, invitees, customers or any other person in or about the Property, whether such damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas or rain; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (c) conditions arising in or about the Property or upon other portions of the Project, or from other sources or places; or (d) any act or omission of any other tenant of the Project. Landlord shall not be liable for any such damage or injury even though the cause of or means of repairing such damage or injury are not accessible to Tenant. The provisions of this Section 6.02 shall not, however, exempt Landlord from liability for Landlord's gross negligence or willful misconduct.

Landlord hereby places a lien on all Tenant's merchandise, equipment, fixtures, and other personal property located on the premises. Landlord shall not be responsible or liable at any time for any loss or damage to Tenant's merchandise, equipment, fixtures or other personal property or to Tenant's business, including without limitation any loss or damage to either the person or property of Tenant or loss of profits or otherwise that may be occasioned by or through the acts or omissions of persons occupying adjacent, connecting adjoining or other space in the Center or by or through the acts or omissions of Landlord, its employees, agents, contractors, invites or licensees, other than actions of Landlord constituting gross negligence. Tenant shall store its property in and shall use and enjoy the Premises and all other portions of the Center at it's own risk, and hereby release Landlord, its employees, agents, contractors, partners, invitees and licensees, to the fullest extent permitted by law, from all claims of every kind, including without limitation, leakage of any nature, resulting in loss of life, personal or bodily injury, or property damage.

Section 6.03. **Landlord's Obligations.**

(a) Except as provided in Article Seven (Damage or Destruction) and Article Eight (Condemnation), Landlord shall keep the following in good order, condition and repair: the foundations, exterior walls and roof of the Property (including painting the exterior surface of the exterior walls of the Property not more often than once every ten (10) years, if necessary). However, Landlord shall make repairs under Section 6.03 within a reasonable time after receipt of written notice form Tenant of the need for such repairs.

(b) Tenant shall pay or reimburse Landlord for all costs Landlord incurs under Section 6.02(a) above as Common Area costs provided for in Section 4.05 of the Lease. Tenant waives the benefit of any statute in effect now or in the future which might give Tenant the right to make repairs at Landlord's expense or to terminate this Lease due to Landlord's failure to keep the Property in good order, condition and repair.

to the Lease Term (as extended). Tenant shall maintain a preventive maintenance contract providing for the regular inspection and maintenance of the heating and air conditioning system by a licensed heating and air conditioning contractor. If any part of the Property or the Project is damaged by any act or omission of Tenant, Tenant shall pay Landlord the cost of repairing or replacing such damaged property, whether or not Landlord would otherwise be obligated to pay the cost of maintaining or repairing such property. It is the intention of Landlord and Tenant that at all times Tenant shall maintain the portions of the Property which Tenant is obligated to maintain in an attractive, first-class and fully operative condition.

(b) Tenant shall fulfill all of Tenant's obligations under this Section 6.04 at Tenant's sole expense. If Tenant fails to maintain, repair or replace the Property as required by this Section 6.04, Landlord may, upon ten (10) days' prior notice to Tenant (except that no notice shall be required in the case of an emergency), enter the Property and perform such maintenance or repair (including replacement, as needed) on behalf of Tenant. In such case, Tenant shall reimburse Landlord for all costs incurred in performing such maintenance or repair immediately upon demand.

(c) Mold is a naturally occurring fungus. Certain types of mold have caused adverse health effects. Landlord is not aware of any condition or problem in the leased premises which would promote the growth of mold resulting in adverse health effects. It is Tenant's responsibility to repair and maintain the premises so as to prevent the growth of mold including, leaks, spills, overflows, condensation and high humidity. Mold may develop within 24 to 48 hours. In the event Tenant believes Landlord is responsible for a condition which would result in mold or if Tenant believes Landlord is responsible for mold growth, Tenant must notify Landlord immediately. Landlord will not be responsible for any damages caused by mold, or by some other agent, to include but not be limited to property damage, personal injury, loss of income, emotional distress, death, personal injury, loss of use, loss of value, and adverse health effects, or any other effects. Any implied warranties, including an implied warranty of workmanlike construction, an implied warranty of habitability, or an implied warranty of fitness for a particular use, are hereby waived by Tenant and disclaimed by Landlord.

(d) Tenant shall be obligated, at its own expense, to provide security for the leased premises to adequately ensure that all customers, employees, agents, visitors, licensees, and invitees of Tenant to the leased premises are kept safe and free from danger and harm. Tenant shall also be obligated, at its own expense, to provide its own security for the leased premises to prevent loss or damage to the leased premises and to prevent loss, harm, or damage to the property of Tenant, its employees, agents, visitors, licensees, and invitees. Landlord may from time to time, at its sole option and discretion, have a "courtesy patrol" that may from time to time be present as an additional visual deterrent to crime and to provide possible crime reporting for the common areas. If Landlord does employ a courtesy patrol, Tenant's obligations concerning Security set forth in this provision shall in no manner be relieved or abated and Tenant shall remain solely responsible for the Security of the premises and Tenant's, property, customers, employees, agents, visitors, licensees, and invitees. Should any claim be made or action taken against Landlord and/or Tenant concerning the Security or failure to so provide, Tenant expressly hereby agrees to indemnify, defend and to hold Landlord harmless from any and all such claims or actions by any third parties.

Section 6.05. **Alterations, Additions, and Improvements, Liens**

(a) Tenant shall not make any alterations, additions, or improvements to the

mechanic's, materialman's, or other lien against the premises or Landlord's interest therein. Tenant shall cause each such lien to be fully discharged and released at the time performance of the obligation hereby secured becomes due. Tenant shall keep the Land and Landlord's interest in the Premises free of mechanic's and materialmen's liens and other liens of like nature other than liens created or claimed by reason of any work done by or at the request of Landlord or its agents; Tenant shall protect and indemnify Landlord against all such liens or claims caused by Tenant which may ripen into such liens on the Land, or against Landlord's interest in the Premises, and against all attorney's fees, and other costs and expenses growing out of or incurred by reason of or on account of any such claim or lien.

(c) Landlord shall have the right to post, record and maintain on the Premises a notice of non-responsibility and to do such other things as may in Landlord's judgment be necessary to protect against such mechanic's and materialmen's liens as are provided for in the law of the state in which the Premises are located. Tenant is hereby notified that it must comply with the requirements of Sections 108.2403 and 108.2407 of the Nevada Revised Statutes ("NRS"). Without limiting the generality of the foregoing, Tenant shall record a notice of posted security with the county recorder of the county where the property is located as required by NRS 108.2403 and, either: (i) Establish a construction disbursement account and fund the account in an amount equal to the total cost of the work of improvement, but in no event less than the total amount of the prime contract, obtain the services of a construction control acceptable to Landlord in its discretion to administer the construction disbursement account, and notify each person who gives the lessee a notice of right to lien of the establishment of the construction disbursement account; or (ii) Record a surety bond for the prime contract that meets the requirements of subsection 2 of NRS 108.2415 and notify each person who gives the lessee a notice of right to lien of the recording of the surety bond. Tenant shall notify Landlord within one (1) business day following the entering into by Tenant of any contract with a prime contractor of the name and address of the prime contractor and accompany such notice with a copy of the contract.

(d) If Tenant contests the correctness or validity of any such lien and if the laws of the state in which the Premises are located provide for the release of real property from such a lien by obtaining and/or recording a surety bond, then within ten (10) days after written demand by Landlord, Tenant shall obtain a surety bond and shall otherwise comply with the requirements of such laws so as to effect the release of the Premises from such lien until such time as the lien is released. Tenant shall obtain the release of any such lien within twenty (20) days after the Tenant receives notice of imposition of such lien.

Section 6.06. **Condition upon Termination.** Upon the termination of the Lease, Tenant shall surrender the Property to Landlord, broom clean and in the same condition as received except for ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of this Lease. However, Tenant shall not be obligated to repair any damage, which Landlord is required to repair under Article Seven (Damage or Destruction). In addition, Landlord may require Tenant to remove any alterations, additions or improvements (whether or not made with Landlord's consent) prior to the expiration of the Lease and to restore the Property to its prior condition, all at Tenant's expense. All alterations, additions and improvements which Landlord has not required Tenant to remove shall become Landlord's property and shall be surrendered to Landlord upon expiration or earlier termination of the Lease, except that Tenant may remove any of Tenant's machinery or equipment which can be removed without material damage to the Property. Tenant shall repair, at Tenant's expense, any

responsible for reimbursing the Landlord in full for all costs incurred including a TWENY PERCENT (20%) administration fee.

ARTICLE SEVEN: DAMAGE OR DESTRUCTION

Section 7.01. **Partial Damage to Property.**

(a) Tenant shall notify Landlord in writing immediately upon the occurrence of any damage to the Property. If the Property is only partially damaged (i.e., less than fifty percent (50%) of the Property is untenantable as a result of such damage or less than fifty percent (50%) of Tenant's operations are materially impaired) and if the proceeds received by Landlord from the insurance policies described in Section 4.04(b) are sufficient to pay for the necessary repairs, this Lease shall remain in effect and Landlord shall repair the damage as soon as reasonably possible. Landlord may elect (but is not required) to repair any damage to Tenant's fixtures, equipment, or improvements.

(b) If the premises shall be damaged by fire or other casualty, Landlord shall repair or rebuild the premises as speedily as possible, except as provided below. Should there be a substantial interference with Tenant's business, the minimum rent shall be abated justly and proportionately with the degree to which Tenant's use of the premises is impaired until the premises are restored. To the extent reasonably practicable Tenant shall continue its business in the premises during any such period and all of Tenant's other obligations hereunder shall remain in full force and effect. Tenant shall not be entitled to any compensation or damages for loss of use of the whole or any part of the premises or for any inconvenience or annoyance occasioned by any such damage, repair, reconstruction, or restoration.

(c) If (i) the premises shall be destroyed or damaged to an extent greater than fifty per cent (50%) of their full insurable value by fire or other casualty insurable under full standard extended coverage insurance, or (ii) the premises shall be damaged by a cause or casualty other than those covered by fire and full standard extended coverage insurance so as to become partially or totally untenantable, then in either event, Landlord may at its option either (a) rebuild and restore the premises to substantially their previous condition within a reasonable time after such destruction of damage, or (b) terminate this Lease as of the date of such damage or destruction, by giving Tenant written notice thereof within thirty (30) days after said date. If Landlord elects to restore the premises, it shall proceed with reasonable speed to do so. Unless Landlord elects to terminate this Lease as above provided, this Lease shall remain in full force and effect and the parties waive the provisions of any law to the contrary. Upon any termination of this Lease pursuant to this Article, each party shall be released thereby without further obligation or the other, coincident with the surrender of possession of the premises to Landlord, except for items accrued and unpaid.

(d) If the damage to the Property occurs during the last six (6) months of the Lease Term and such damage will require more than thirty (30) days to repair, either Landlord or Tenant may elect to terminate this Lease as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds. The party electing to terminate this Lease shall give written notification to the other party of such election within thirty (30) days after Tenant's notice to Landlord of the occurrence of the damage.

Section 7.02. **Substantial or Total Destruction.** If the Property is substantially or totally destroyed by any cause whatsoever (i.e., the damage to the Property is greater

Section 7.03. **Temporary Reduction of Rent.** If the Property is destroyed or damaged and Landlord or Tenant repairs or restores the Property pursuant to the provisions of this Article Seven, any rent payable during the period of such damage, repair and/or restoration shall be reduced according to the degree, if any, to which Tenant's use of the Property is impaired. However, **the reduction shall not exceed** the sum of one year's payment of Base Rent, insurance premiums and real property taxes. Except from such possible reduction in Base Rent, insurance premiums and real property taxes, Tenant shall not be entitled to any compensation, reduction, or reimbursement from Landlord as a result of any damage, destruction, repair, or restoration of or to the Property.

Section 7.04. **Waiver.** Tenant waives the protection of any statute, code or judicial decision, which grants a tenant the right to terminate a lease in the event of the substantial or total destruction of the leased property. Tenant agrees that the provisions of Section 7.02 above shall govern the rights and obligations of Landlord and Tenant in the event of any substantial or total destruction to the Property.

ARTICLE EIGHT: CONDEMNATION.

If all or any portion of the Property is taken under the power of eminent domain or sold under the threat of that power (all of which are called "Condemnation"), this Lease shall terminate as to the part taken or sold on the date the condemning authority takes title or possession, whichever occurs first. If more than twenty (20%) of the floor area of the building in which the Property is located, or which is located on the Property, is taken, either Landlord or Tenant may terminate this Lease as of the date the condemning authority takes title or possession, by delivering written notice to the other within ten (10) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority takes title or possession). If neither Landlord nor Tenant terminates this Lease, this Lease shall remain in effect as to the portion of the Property not taken, except that the Base Rent and Additional Rent shall be reduced in proportion to the reduction in the floor area of the Property. Any Condemnation award or payment shall be distributed in the following order: (a) first, to any ground Landlord, mortgagee or beneficiary under a deed of trust encumbering the Property, the amount of its interest in the Property; (b) second, to Tenant, only the amount of any award specifically designated for loss of or damage to Tenant's trade fixtures or removable personal property; and (c) third, to Landlord, the remainder of such award, whether as compensation for reduction in value of the leasehold, the taking of the fee, or otherwise. If this Lease is not terminated, Landlord shall repair any damage to the Property caused by the Condemnation, except that Landlord shall not be obligated to repair any damage for which Tenant has been reimbursed by the condemning authority. If the severance damages received by Landlord are not sufficient to pay for such repair, Landlord shall have the right to either terminate this Lease or make such repair at Landlord's expense.

ARTICLE NINE: ASSIGNMENT AND SUBLETTING

Section 9.01. **Landlord's Consent Required.** No portion of the Property or of Tenant's interest in this Lease may be acquired by any other person or entity, whether by sale, assignment, mortgage, sublease, transfer, operation of law, or act of Tenant, without Landlord's prior written consent, except as provided in Section 9.02 below. Landlord has the right to grant or withhold its consent as provided in Section 9.05 below. Any attempted transfer without consent shall be void and shall constitute a non-curable breach of this lease. If Tenant is a partnership, any cumulative transfer of more than

primary liability to pay the rent and to perform all other obligations of Tenant under this Lease. Landlord's acceptance of rent from any other person is not a waiver of any provision of this Article Nine. Consent to one transfer is not a consent to any subsequent transfer. If Tenant's transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant's transferee, without notifying Tenant or obtaining its consent. Such action shall not relieve Tenant's liability under this Lease.

Section 9.04. **Offer to Terminate.** If Tenant desires to assign the Lease or sublease the Property, Tenant shall have the right to offer, in writing, to terminate the Lease as of a date specified in the offer. If Landlord elects in writing to accept the offer to terminate within twenty (20) days after notice of the offer, the Lease shall terminate as of the date specified and all the terms and provisions of the Lease governing termination shall apply. If Landlord does not so elect, the Lease shall continue in effect until otherwise terminated and the provisions of Section 9.05 with respect to any proposal transfer shall continue to apply.

Section 9.05. **Landlord's Consent.**

(a) Tenant's request for consent to any transfer described in Section 9.01 shall set forth in writing the details of the proposed transfer, including the name, business and financial condition of the prospective transferee, financial details of the proposed transfer (e.g., the term of and the rent and security deposit payable under any proposed assignment or sublease), and any other information Landlord deems relevant. Landlord shall have the right to withhold consent, if reasonable, or to grant consent, based on the following factors: (i) the business of the proposed assignee or subtenant and the proposed use of the Property; (ii) the net worth and financial reputation of the proposed assignee or subtenant; (iii) Tenant's compliance with all of its obligations under the Lease, and (iv) such other factors as Landlord may reasonably deem relevant. If Landlord objects to a proposed assignment solely because of the net worth and/or financial reputation of the proposed assignee, Tenant may nonetheless sublease (but not assign), all or a portion of the Property to the proposed transferee, but only on the other terms of the proposed transfer.

(b) If Tenant assigns or subleases, the following shall apply:

(i) Tenant shall pay to Landlord as Additional Rent under the Lease the Landlord's Share (stated in Section 1.10) of the Profit (defined below) on such transaction as and when received by Tenant, unless Landlord gives written notice to Tenant and the assignee or subtenant that Landlord's Share shall be paid by the assignee or subtenant to Landlord directly. The "Profit" means (A) all amounts paid to Tenant for such assignment or sublease, including "key" money, monthly rent in excess to the monthly rent payable under the Lease, and all fees and other consideration paid for the assignment or sublease, including fees under any collateral agreements, less (B) costs and expenses directly incurred by Tenant in connection with the execution and performance of such assignment or sublease for real estate broker's commissions and costs of renovation or construction of tenant improvements required under such assignment or sublease. Tenant is entitled to recover such costs and expenses before Tenant is obligated to pay the Landlord's Share to Landlord. The Profit in the case of a sublease of less than all the Property is the rent allocable to the subleased space as a percentage on a square footage basis.

Section 9.06. **No Merger.** No merger shall result from Tenant's sublease of the Property under this Article Nine, Tenant's surrender of this Lease or the termination of this Lease in any other manner. In any such event, Landlord may terminate any or all sub tenancies or succeed to the interest of Tenant as sub landlord under any or all sub tenancies.

Section 9.07. **Fee.** In the event that Landlord shall consent to a sublease or assignment hereunder, Tenant shall pay to Landlord a fee of **$500.00, for costs** incurred in connection with processing of documents necessary to the giving of such consent.

Section 9.08. **Reservations.** Landlord reserves the right to alter, amend, modify, add to or delete from said rental terms and miscellaneous fees of this lease which includes but is not limited to Landlord's right to increase or decrease the minimum rent and the miscellaneous fees set out and require any proposed assignee or sublessee additional rent and miscellaneous fees based upon the proposed assignee's or sub lessee's gross income and/or periodic rent adjustments based upon a Consumer Price Index as published by the U.S. Department of Labor, Bureau of Labor Statistics or such other index as set forth but in addition to times set forth in Section 3.02, or other periodic increases in rent as elected by Landlord.

ARTICLE TEN: DEFAULTS; REMEDIES

Section 10.01. **Covenants and Conditions.** Tenant's performance of each Tenant's obligations under this Lease is a condition as well as a covenant. Tenant's right to continue in possession of the Property is conditioned upon such performance. Time is of the essence in the performance of all covenants and conditions.

Section 10.02. **Defaults.** Tenant shall be in material default under this Lease:

(a) If Tenant abandons the Property or if Tenant's vacation of the Property results in the cancellation of any insurance described in Section 4.04, or

(b) If Tenant fails to pay rent or any other charge when due, or

(c) If Tenant fails to perform any of Tenant's non-monetary obligations under this Lease for a period of thirty (30) days after written notice from Landlord; provided that if more than thirty (30) days are required to complete such performance, Tenant shall not be in default if Tenant commences such performance within the thirty (30)-day period and thereafter diligently pursues its completion. However, Landlord shall not be required to give such notice if Tenant's failure to perform constitutes a non-curable breach of this Lease. The notice required by this Section is intended to satisfy any and all notice requirements imposed by law on Landlord and is not in addition to any such requirement.

(d) (i) If Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) if a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed within thirty (30) days; (iii) if a trustee or receiver is appointed to take possession of substantially all of Tenant's assets located at the Property or of Tenant's interest in this Lease and possession is not restored to Tenant within thirty (30) days; or (iv) if substantially all of Tenant's assets located at the Property or of Tenant's interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within thirty (30) days. If a court of competent jurisdiction determines that any of the acts described in this subsection (d) is not a default under this Lease, and a trustee is appointed to take

(i) a receiver be appointed of the business or assets of Tenant (except a receiver appointed at Landlord's request); or

(ii) Tenant, after FIVE (5) days notice fails to (a) pay Rent or Additional Rent; (b) Tenant fails to pay Rent or Additional Rent on the date due, at any time during a calendar year in which Tenant has already received two (2) notices for failure to pay Rent or Additional Rent by the due date, or

(iv) Tenant's failure to perform or observe any other Tenant obligation after a period of thirty (30) calendar days or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure, after Tenant receives notice from Landlord setting forth in reasonable detail the nature and extent of the failure and identifying the applicable Lease provisions; or

(v) **Chronic delinquency** by the Tenant in the payment of rentals due under this Lease or in the submittal of monthly sales statements, pursuant to Section 1.10 , with "chronic delinquency" meaning the failure by Tenant to pay any rental or to submit any monthly sales statement, or any combination, by the required due date on three (3) or more occasions during any twelve (12) month period, or

(vi) Tenant's abandoning or vacating the Premises.

(b) If Tenant shall breach any covenant hereof, Landlord may at any time, without notice, cure such breach for Tenant's account, if Landlord, by reason of such breach, pays any sum or does any act requiring payment or incurs any expense (including reasonable attorneys' fees) in instituting or defending any action or proceeding to enforce Landlord's right hereunder or otherwise, the amount so paid by Landlord, with interest at the legal rate, costs and damages, shall be deemed to be additional rent under this Lease and shall be due from Tenant to Landlord on the first day of the month following Landlord's incurring of such expense.

(c) Tenant shall promptly pay to Landlord as additional rent all costs incurred to pursue unlawful detainer including but not limited to service of process fees and reasonable attorney's fees whether or not an action is filed.

Section 10.03. **Remedies.** (See also Sections 4.06 and 4.07) On the occurrence of any material default by Tenant, Landlord may, at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy, which Landlord may have:

(a) Terminate Tenant's right to possession of the Property by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Property to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant's default, including (i) the worth at the time of the award of the unpaid Base Rent, Additional Rent and other charges which Landlord had earned at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which Landlord would have earned after termination until the time of the award exceeds the amount of such rental loss that Tenant **provides substantial proof** Landlord could have reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which Tenant would have paid for the balance of the Lease Term after the

the rate of ten percent (10%) per annum, or such lesser amount as may then be the maximum lawful rate. As used in subpart (iii) above, the "worth at the time of the award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%). If Tenant has abandoned the Property, Landlord shall have the option of (i) retaking possession of the Property and recovering from Tenant the amount specified in this Section 10.03(a), or (ii) proceeding under Section 10.03(b);

(f) Maintain Tenant's right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Property. In such event, Landlord shall be entitled to enforce all of Landlord's rights and remedies under this Lease, including the right to recover the rent as it becomes due;

(g) Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Property is located.

Section 10.04. **Repayment of "Free" Rent.** If this Lease provides for a postponement of any monthly rental payments, a period of "free" rent or other rent concession, such postponed rent or "free" rent is called the "Abated Rent". Tenant shall be created with having paid all of the Abated Rent on the expiration of the Lease Term only if Tenant has fully, faithfully, and punctually performed all of Tenant's obligations hereunder, including the payment of all rent (other that the Abated Rent) and all other monetary obligations and the surrender of the Property in the physical condition required by this Lease. Tenant acknowledges that its right to receive credit for the Abated Rent is absolutely conditioned upon Tenant's full, faithful and punctual performance of its obligations under this Lease. If Tenant defaults and does not cure within any applicable grace period, the Abated Rent shall immediately become due and payable in full and this Lease shall be enforced as if there were no such rent abatement or other rent concession. In such case Abated Rent shall be calculated based on the full initial rent payable under this Lease.

Section 10.05. **Automatic Termination.** Notwithstanding any other term or provision hereof to the contrary, the Lease shall terminate on the occurrence of any act which affirms the Landlord's intention to terminate the Lease as provided in Section 10.03 hereof, including the filing of an unlawful detainer action against Tenant. On such termination, Landlord's damages for default shall include all costs and fees, including reasonable attorneys' fees that Landlord incurs in connection with the filing, commencement, pursuing and/or defending of any action in any bankruptcy court or other court with respect to the Lease; the obtaining of relief from any stay in bankruptcy restraining any action to evict Tenant; or the pursuing of any action with respect to Landlord's right to possession of the Property. All such damages suffered (apart from Base Rent and other rent payable hereunder) shall constitute pecuniary damages that must be reimbursed to Landlord prior to assumption of the Lease by Tenant or any successor to Tenant in any bankruptcy or other proceeding.

Section 10.06. **Cumulative Remedies.** Landlord's exercise of any right or remedy shall not prevent it from exercising any other right or remedy.

ARTICLE ELEVEN. PROTECTION OF LENDERS

Section 11.01. **Subordination.** Landlord shall have the right to subordinate this Lease to any ground lease, deed of trust or mortgage encumbering the Property, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. Tenant shall

to the date of said ground lease, deed of trust or mortgage or the date of recording thereof.

Section 11.02. **Attornment.** If Landlord's interest in the Property is acquired by any beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of or successor to Landlord's interest in the Property and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law, which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Property upon the transfer of Landlord's interest.

Section 11.03. **Signing of Documents.** Tenant shall sign and deliver any instrument or documents necessary or appropriate to evidence any such attornment or subordination or agreement to do so. If Tenant fails to do so within ten (10) days after written request, Tenant hereby makes, constitutes and irrevocably appoints Landlord, or a transferee or successor of Landlord, the attorney-in-fact of Tenant to execute and deliver any such instrument or document.

Section 11.04. **Estoppel Certificates.**

(a) Upon Landlord's written request, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; (iv) that Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating why); and (v) such other representatives or information with respect to Tenant or the Lease as Landlord may reasonably request or which any prospective purchaser or encumbrancer of the Property may require. Tenant shall deliver such statement to Landlord within ten (10) days after Landlord's request. Landlord may give any such statement by Tenant to any prospective purchaser or encumbrancer of the Property. Such purchaser or encumbrancer may rely conclusively upon such statement as true and correct.

(b) If Tenant does not deliver such statement to Landlord within such ten (10)-day period, Landlord, and any prospective purchaser or encumbrancer, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (iii) that not more than one month's Base Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under the Lease. In such event, Tenant shall be estopped from denying the truth of such facts.

Section 11.05. **Tenant's Financial Condition.** Within ten (10) days after written request from Landlord, Tenant shall deliver to any lender designated by Landlord any statements required by such lender to facilitate the financing or refinancing of the Property. Tenant represents and warrants to Landlord that each such statement is a true and accurate statement as of the date of such statement. All statements shall be confidential and shall be used only for the purpose set forth in the request.

ARTICLE TWELVE: LEGAL COSTS

Section 12.01. **Legal Proceedings.** If Tenant or Landlord shall be in breach or default under this Lease, such party (the "Defaulting Party") shall reimburse the other party (the "Non-defaulting Party") upon demand for any costs or expenses that the Non-defaulting

Tenant, or by or against any person holding any interest under or using the Property by license of or agreement with Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (d) necessary to protect Landlord's interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. Tenant shall defend Landlord against any such claim or action at Tenant's expense with counsel reasonably acceptable to Landlord or, at Landlord's election, Tenant shall reimburse Landlord for any legal fees or costs Landlord incurs in any such claim or action.

Section 12.02. **Landlord's Consent.** Tenant shall pay Landlord's reasonable attorneys' fees incurred in connection with Tenant's request for Landlord's consent under Article Nine (Assignment and Subletting), or in connection with any other act which Tenant proposes to do and which requires Landlord's consent.

ARTICLE THIRTEEN: MISCELLANEOUS PROVISIONS

Section 13.01. **Non-Discrimination.** Tenant promises, and it is a condition to the continuance of this Lease, that there will be no discrimination against, or segregation of, any person or group of persons on the basis of race, color, sex, creed, national origin or ancestry in the leasing, subleasing, transferring, occupancy, tenure or use of the Property or any portion thereof.

Section 13.02. **Landlord's Liability; Certain Duties.**

(a) As used in this Lease, the term "Landlord" means only the current owner or owners of the fee title to the Property or Project or the leasehold estate under a ground lease of the Property or Project at the time in question. Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord owns such interest or title. Any Landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer. However, Landlord shall deliver to its transferee all funds that Tenant previously paid if such funds have not yet been applied under the terms of this Lease.

(b) Tenant shall give written notice of any failure by Landlord to perform any of its obligations under this Lease to Landlord and to any ground Landlord, mortgagee or beneficiary under any deed of trust encumbering the Property whose name and address have been furnished to Tenant in writing. Landlord shall not be in default under this Lease unless Landlord (or such mortgagee or beneficiary) fails to cure such non-performance within thirty (30) days after receipt of Tenant's notice. However, if such non-performance reasonably requires more than thirty (30) days to cure, Landlord shall not be in default if such cure is commenced within such thirty (30)-day period and thereafter diligently pursued to completion.

(c) Notwithstanding any term or provision herein to the contrary, the liability of Landlord for the performance of its duties and obligations under this Lease is limited to Landlord's interest in the Property and the Project, and neither the Landlord nor its partners, shareholders, officers or other principals shall have any personal liability under this Lease.

Section 13.03. **Severability.** A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provisions of this Lease, which shall remain in full force and effect.

Section 13.05. **Incorporation of Prior Agreements; Modifications.** This Lease is the only agreement between the parties pertaining to the lease of the Property and no other agreements are effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

Section 13.06. **Notices.**

(a) Any notice herein provided to be given to Landlord shall be given by email, fax, or by registered or certified United States mail, postage prepaid, addressed to Landlord as above provided for the payment of rentals.

(b) Any notice herein provided to be given to Tenant shall be given personally, by email, fax, or by first class United States mail, postage prepaid.

(c) In the event the notice given Tenant is for unlawful detainer the notice shall be in accordance with Nevada Revised Statutes.

(d) Any and all notices given, as above provided shall be deemed to be given three (3) days after deposit in the United States mail.

(e) Each party shall have the right to specify, in lieu of its above-specified address, any other address in the United States of America by giving to the other party at least fifteen (15) days prior written notice of such changes of address.

Section 13.07. **Waivers.** All waivers must be in writing and signed by the waiving party. Landlord's failure to enforce any provision of this Lease or its acceptance of rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

Section 13.08. **No Recordation.** Tenant shall not record this Lease without prior written consent from Landlord. However, either Landlord or Tenant may require that a "Short Form" memorandum of this Lease executed by both parties be recorded. The party requiring such recording shall pay all transfer taxes and recordation fees.

Section 13.09. **Binding Effect; Choice of Law.** This Lease binds any party who legally acquires any rights or interest in this Lease from Landlord or Tenant. However, Landlord shall have no obligation to Tenant's successor unless the rights or interests of Tenant's successor are acquired in accordance with the terms of this Lease. The laws of the state in which the Property is located shall govern this Lease.

Section 13.10. **Corporate and Limited Liability Company Authority; Partnership Authority.** If Tenant is a corporation or limited liability company, each person signing this Lease on behalf of Tenant represents and warrants that he has full authority to do so and that his signature on this Lease binds the corporation and/or limited liability company. If Tenant is a partnership, each person or entity signing this Lease for Tenant represents and warrants that he or it is a general partner of the partnership, that he or it has full authority to sign for the partnership and that this Lease binds the partnership and all general partners of the partnership. Tenant shall give written notice to Landlord of any general partner's withdrawal or addition. **Landlord requires Tenant to deliver copies of Tenant's Nevada State Business License, Annual**

RIDER 1

RULES AND REGULATIONS FOR CHEYENNE RANCHO PROFESSIONAL PLAZA

1. Tenant shall not suffer or permit the obstruction of any Common Areas, including driveways and walkways.

2. Landlord reserves the right to refuse access to any persons Landlord in good faith judges to be a threat to the safety, reputation, or property of the Project and its occupants.

3. Tenant shall not make or permit any noise or odors that annoy or interfere with other Tenants or persons having business in the Project.

4. Tenant shall not keep animals or birds within the Project without obtaining written approval from Landlord.

5. Tenant shall not make, suffer or permit litter except in appropriate receptacles provided.

6. Tenant shall instruct its employees, vendors, visitors, etc. to use designated areas for the smoking of cigarettes, cigars, pipes or the use of other tobacco products. Refuse derived from said items is to be disposed of in an appropriate manner.

7. Landlord will furnish Tenant, free of charge, with two keys to each door of the Lease Premises. Landlord may charge a reasonable fee for any additional keys; Tenant shall be responsible for changing any lock or installing new or additional locks or any bolts on any door of the Premises.

8. Tenant shall not deface the walls, partitions or other surfaces of the Premises or Project.

9. Tenant shall not employ any services or contractor for services or work to be performed in the Building, except as reasonably approved by Landlord.

10. Tenant shall return all keys at the termination of its tenancy and shall be responsible for the cost of replacing any keys that are lost.

11. The Premises shall not be used for Commercial lodging, cooking, or food preparation.

12. Tenant shall comply with all safety, fire protection and evacuation regulations established by Landlord or any applicable governmental agency.

13. The washroom partitions, mirrors, washbasins and other plumbing fixtures shall

15. Without the written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant's address.

16. Tenant assumes all risk from theft or vandalism and agrees to keep its Premises locked as may be required.

17. Tenant shall not suffer or permit anything in or around Premises or Building that causes excessive vibration in any part of the Project.

18. Tenant shall be responsible for any damage to the Project and/or Premises arising from such activity as moving of furniture, freight and equipment.

19. No window coverings, shades or awnings shall be installed by Tenant without prior written consent of Landlord.

20. Tenant shall not install, maintain, or operate any vending machines upon the Premises for use of the public without Landlord's written consent.

21. If Tenant requires a burglar alarm or similar services, it shall first obtain, and comply with, Landlord's instructions in their installation.

22. Landlord reserves the right to waive any one of these rules and regulations and/or to any particular Tenant, and any such waiver shall not constitute a waiver of any other rule and regulation or any subsequent application thereof to such Tenant.

23. Landlord reserves the right to make such other reasonable rules and regulations as it may from time to time deem necessary for the appropriate operation and safety of the Project and its occupants. Tenant agrees to abide by these and such rules and regulations.

24. Trash dumpsters, if provided by Landlord as part of the Common Area Maintenance, are to be used for normal office refuse only. No equipment, production materials, or any other discards are to be placed in the dumpsters or dumpster enclosures. Any cardboard boxes shall be cut up and/or flattened and placed in the dumpster utilizing as little space as possible. If the dumpster is full, waste will be stored in Tenant's lease space until the dumpster is emptied. In the event Tenant's disposal needs exceed normal office refuse, Tenant will be required to have their own dumpster at Tenant's expense. Said dumpster shall be stored in dumpster enclosure if adequate space is available, if space is not available in enclosure, dumpster must be stored in Tenant's lease space at all times except on pick-up days.

25. Tenant will make sure the toilet is flushed and water run down the sink and floor drains a couple of times a week to ensure that no backup of sewer gases will occur.

RIDER 2

PARKING RULES

1. Users of the parking area will obey all posted signs and park only in the areas designated for vehicle parking.

2. The maintenance, washing, waxing or cleaning of vehicles in the parking or common area is prohibited.

3. Tenant shall be responsible for seeing that all of its employees, agents and invitees comply with the applicable parking rules, regulations, laws and agreements.

4. Parking areas shall be used only for parking of vehicles permitted by City of Las Vegas applicable codes. No unauthorized parking of recreational vehicles, motor homes, boats and/or trailers, is permitted within the Project.

5. Unless otherwise instructed, every person using the parking area is required to park and lock his own vehicle. All vehicles, bicycles, motorbikes and/or motorcycles, etc. are to be parked in the designated parking areas. Parking on sidewalks or in non-designated areas is prohibited. Landlord will not be responsible for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking area.

6. Landlord reserves the right to modify these rules and/or adopt such other reasonable and nondiscriminatory rules and regulations as it may deem necessary for the proper operation of the parking area.

RIDER 3

Building Standards for Tenant Improvements

Tenant acknowledges that the property is being accepted as is and that there are no additional tenant improvements to be made by Landlord.

General Conditions

1) The contractor is responsible for:
   - Providing trash removal (i.e. – dumpsters)
   - Providing temporary restroom facilities for the workers
   - Providing temporary power and phone
   - Providing a 48 hour written notice of any utility interruption

2) Only the drainage of water is allowed no exceptions.

3) The standard working hours are between 6 am and 6 p.m., please notify Landlord of any work that will be done outside of these hours.

4) All work must be done by a licensed contractor and is to be in accordance with good construction practices and to comply with all requirements of the City of Las Vegas Building Department codes, specifications, and UBC as amended by the City of Las Vegas. Tenant is hereby notified that it must comply with the requirements of Sections 108.2403 and 108.2407 of the Nevada Revised Statutes ("NRS"). Without limiting the generality of the foregoing, Tenant shall record a notice of posted security with the county recorder of the county where the property is located as required by NRS 108.2403 and, either: (i) Establish a construction disbursement account and fund the account in an amount equal to the total cost of the work of improvement, but in no event less than the total amount of the prime contract, obtain the services of a construction control acceptable to Landlord in its discretion to administer the construction disbursement account, and notify each person who gives the lessee a notice of right to lien of the establishment of the construction disbursement account; or (ii) Record a surety bond for the prime contract that meets the requirements of subsection 2 of NRS 108.2415 and notify each person who gives the lessee a notice of right to lien of the recording of the surety bond. Tenant shall notify Landlord within one (1) business day following the entering into by Tenant of any contract with a prime contractor of the name and address of the prime contractor and accompany such notice with a copy of the contract.

5) The exterior of the tenant improvement/building must be free of materials and debris at all times.

6) Allow Landlord to conduct periodic inspections.

7) All construction access/parking must be as instructed by Landlord

8) Landlord must be provided with as-built drawings upon completion of the project

9) The best effort must be made to minimize disruptions to existing tenants

RIDER 4

TENANT SIGN CRITERIA

The purpose of this Tenant Sign Criteria (hereinafter referred to as "Criteria") is to establish sign standards necessary to insure adequate Tenant identification within an overall harmony of design for the Project

1. Tenant's Obligations:

1.1 At its sole cost and expense, Tenant shall be responsible for:

a. Obtaining all necessary approvals and the fulfillment of all governmental requirements, including but not limited to compliance with all applicable building and electrical codes.

b. Criteria conformance and specifications herein stated; and

c. Sign design construction, installation, and maintenance of Tenant's signage.

1.2 Each inline tenant and each pad building is required to have a primary sign.

1.3 Signs built and or installed without permits and approval by Landlord, governmental agencies having jurisdiction over the Project (or others having rights of approval of such signs), or contrary to corrections made by Landlord or such governmental agencies, shall be altered to conform to such standards at Tenant's sole cost and expense. If Tenant's sign has not been brought into conformance within fifteen (15) days after written notice from Landlord, then Landlord shall have the right to correct said sign at the sole cost and expense of Tenant, and to include such expense as rent due under this Lease.

2. Sign Design

2.1 Prior to fabrication of any sign, Tenant shall submit or cause to be submitted to Landlord three (3) sets of detailed drawings for review and approval before fabrication of sign(s).

2.2 Detailed drawings shall consist of sign placement on building elevations, exact size, layout, copy, design and color, lighting and materials of proposed signs, including all lettering and or graphics, dimensional work drawings, as well as a drawing showing the proposed finished sign(s) in color.

2.3 Design and details of signs must be approved by Landlord prior to fabrication and erection of the signs. Although previous signing practices of Tenant will be considered, they will not necessarily govern the signing to be installed in the Center.

2.4 Where sign cans are not provided, individual, illuminated, or foam script or block letters will be required.

2.7 No signs shall be placed on the roof of the building unless permission is obtained from Landlord.

2.8 Wording shall be limited to brief identification of store name and business. Trademarks, slogans, and similar devices shall not be used unless approved by Landlord in writing. Diagonal copy shall not be permitted unless design is submitted to and approved by Landlord. Temporary and other advertising signs or placards shall not be placed on or within the building walls or glass.

2.9 Sign supports, wiring, transformers, raceways, lamps, and tubes shall be concealed.

3. Sign Approval

3.1 All signs shall be reviewed by Landlord, for conformance with Criteria, overall design quality, and compatibility with regard to the character intended for the Project

3.2 Within ten (10) working days after Landlord's receipt of Tenants' detail drawings, Landlord shall approve or disapprove Tenant's sign submittals, which approval or disapproval shall remain the sole right and discretion of Landlord.

4. Governmental Processing

4.1 Following Landlord's (and any other necessary) approvals of proposed sign, Tenant shall submit or cause to be submitted to governmental agencies having jurisdiction over the Project, applications for all permits for signs and installation at Tenant's expense to obtain said permits.

4.2 Tenant shall furnish Landlord with a copy of said permits before installation of Tenant's sign.

5. Fabrication and Specification of Sign

5.1 All signs shall be made of permanent materials; all metal parts shall be galvanized or permanently coated with a rust inhibiting finish. All sign structures, supports, fittings, and hardware shall be concealed or integrated into the signage design.

5.2 Small logos of not more than 24" high may be allowed provided they are:

(a) Compatible with the overall design, quality, and character intended for the Project

(b) Previously approved in writing by Landlord

5.3 All Tenants (Window Sign): Such sign shall be white lettering applied to the inside of the glass surface by either hand painted, decal, or pressure-applied letters and graphics, indicating hours of business, telephone numbers for emergency contact, etc. No other widow signage is permitted, including, but not limited to, temporary signs, sales banners, posters, other painted signs, and product information posted on the windows or placed within 24" of the window in accordance with this lease.

5.4 All Tenants (Front Door Suite Numbers) Standard to be provided by Landlord

5.5 Letter Specifications

6. Sign Installation

6.1 Not later than thirty (30) days after Tenant's opening for business, Tenant shall install or cause to be installed and maintain Tenant's signage in accordance with these Criteria and this lease

6.2 Designated Sign Contractor shall provide all necessary fastening and bracing to securely install sign (for wind loads etc.). Penetrations through walls shall be flashed or sealed by Designated Sign Contractor in a manner approved by the Landlord. No roof penetrations shall be made without Landlord's prior written consent.

6.3 Tenant, at Tenant's expense, shall immediately repair any damage, caused by Designated Sign Contractor, which has occurred to the premises during the course of installation of Tenant's sign, in accordance with this lease.

7. Restrictions

7.1 Permanent advertising devices as attraction boards, posters, banners and flags are not permitted

7.2 Flashing, animated, audible, revolving, or other signs that create the illusion of animation are not permitted.

7.3 Exposed junction boxes, lamps, tubing, conduits, raceways, or neon crossovers of any type are not permitted.

7.4 Projections above or below the designated sign are not permitted.

8. Tenant Sign Repairs

8.1 Damaged portions of any signs shall be repaired or replaced within three (3) business days. In the event Tenant shall be unable to effect such repair or replacement within said period for any reason (other than financial inability) beyond its control, Tenant shall notify Landlord and provide to Landlord a plan of actions to be taken to ensure that such repair or replacement shall be continuously pursued with due diligence until completed.

9. Abandonment of Signs

9.1 Tenant's signs remaining on the premises after Tenant's vacating said premises shall become the property of Landlord, unless prior written agreement has been reached by Landlord and Tenant.

10. Sign Removal

10.1 Upon expiration of this lease or any extension thereof, Tenant shall forthwith remove all sign, cap all electric connections, and restore all sign areas to their original condition, normal reasonable wear expected.

11. Tenant's Obligations for Pylon Sign if applicable:

11.1 At its sole cost and expense, Tenant shall be responsible for:

a. Obtaining all necessary approvals.

b. Criteria conformance and specifications herein stated; and

c. Sign design construction, and installation.

12. Sign Design

of Tenant will be considered, they will not necessarily govern the signing to be installed in the Center.

12.4 The location of Tenant's sign must be approved by Landlord.

12.5 Signs will not be permitted with revolving units or elements that contribute to noise.

(a) Lamp filled raceways may be attached to sign only if approved by Landlord in writing and if it is not in violation of city or county code.

13. Sign Approval

13.1 All signs shall be reviewed by Landlord, for conformance with criteria, overall design, quality, and compatibility with regard to the character intended for the Project

13.2 Within ten (10) working days after Landlord's receipt of Tenants' detail drawings, Landlord shall approve or disapprove Tenant's sign submittals, which approval or disapproval shall remain the sole right and discretion of Landlord.

14. Sign Repairs

14.1 Landlord will repair or replace damaged portions of any portion of the pylon sign in a timely manner.

15. Sign Removal

15.1 Upon expiration of this lease or any extension thereof, Tenant shall forthwith remove the sign from the pylon and restore the sign area to its original condition, normal reasonable wear excepted.

beyond Landlord's control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction and weather conditions.

Section 13.13. **Execution of Lease.** This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument. Landlord's delivery of this Lease to Tenant shall not be deemed to be an offer to lease and shall not be binding upon either party until executed and delivered by both parties.

Section 13.14. **Survival.** All representatives and warranties of Landlord and Tenant shall survive the termination of this Lease.

ARTICLE FOURTEEN: REAL ESTATE COMMISSIONS.

Landlord agrees to pay, a commission to the realtor, broker, or agent retained or engaged by Tenant per terms set forth by separate agreement.

ARTICLE FIFTEEN: COMPLIANCE.

The parties hereto agree to comply with all applicable federal, state and local laws, regulations, codes, ordinances and administrative orders having jurisdiction over the parties, property or the subject matter of this Agreement, including, but not limited to, the 1964 Civil Rights Act and all amendments thereto, the Foreign Investment In Real Property Tax Act, the Comprehensive Environmental Response Compensation and Liability Act, and The Americans With Disabilities Act.

Executed this 30th day of **August, 2016.**

RANCHO PROPERTIES, L.L.C.
A Nevada Limited Liability Company
"LANDLORD"

____
Ernest A. Becker IV
Manager

Executed this 31st day **of August, 2016.**

VEGAS SUSPENSION & OFFROAD, LLC
A Nevada Limited Liability Company
DBA Liftkits4less.com

GUARANTY

The undersigned ("Guarantor") unconditionally guarantees the performance of Tenant's obligations under the foregoing Lease, including, but not limited to:

1. The payment of the minimum rent, including interest, if any;
2. Tenant's share of all Real Estate Taxes and assessments;
3. Tenant's share of Landlord's operation costs;
4. Tenant's obligations for repairs;
5. Tenant's obligations to maintain in full force comprehensive public liability insurance;
6. The payment of all costs and expenses, including reasonable attorney's fees in the event Landlord prevails in any action or proceeding under the Lease.

The undersigned agrees this Guaranty shall continue for the principal term plus any renewal or extension of the term of the Lease. The undersigned hereby waives the right, if any, to the benefit of, or to direct the application of any security hypothecated to Landlord, and the right to require Landlord to first proceed against Tenant, and the undersigned agrees that Landlord may proceed against the undersigned directly and independently of Tenant, and that the cessation of the liability of Tenant for any reason other than full payment or any extension, forbearance, change of rent, or acceptance, release or substitution of security, shall not, in any way affect the liability of the undersigned hereunder, and the undersigned agrees that any indebtedness now or hereafter owed the undersigned by Tenant shall be subordinate to the obligations of the undersigned pursuant to this Guaranty.

In the event of any action or proceeding brought by either Landlord or the undersigned under this Guaranty, the prevailing party shall be entitled to recover all costs and expenses including reasonable attorney's fees.

Executed this 31 day of **August, 2016.**

VEGAS SUSPENSION & OFFROAD, LLC
A Nevada Limited Liability Company
DBA Liftkits4less.com

[signature]

Christopher Davenport
Manager

EXHIBIT "A" to Lease dated this **30th** day of **August, 2016**, by and between **RANCHO PROPERTIES, L.L.C., A NEVADA LIMITED LIABILITY COMPANY**, **Landlord**, and **VEGAS SUSPENSION & OFFROAD, LLC, A Nevada Limited Liability Company, DBA Liftkits4less.com**, **Tenant**, for the premises located at **3065 North Rancho Road, Suites 122-124, Las Vegas, Nevada 89130.**



N
RANCHO DRIVE
3091 FUTURE DEV.
3081 FUTURE DEV.
3005 FUTURE DEV.
3001 FUTURE DEV.
3009 FUTURE DEV.
3071
3079
3079
3069
EXISTING TONOPAH PLAZA
3065 (PHASE TWO)
3013 (PHASE ONE)

CHEYENNE RANCHO PROFESSIONAL PLAZA - PHASE II					
3065 NORTH RANCHO - 89130 / M-1 ZONING					
NO OFFICES / THREE RESTROOMS / WAREHOUSE / NO OIL SEPARATOR					
Every year Base Rent will increase by $.05 per sq. ft + CPI					
Suite 122 - 124					
			Price Per Sq. Ft.		
			$0.60		
TOTAL SQUARE FOOTAGE	3554		WITHOUT SEPARATOR		
Base Rent			$2,132		
REAL ESTATE TAXES			$254	$254	
COMMON AREA MAINTENANCE			$274	$274	
WATER			$104	$104	
TRASH			$225	$225	
SEWER			$85	$85	
COMMON AREA INSURANCE			$75	$75	
				$1,017	
				$2,132	
SUBTOTAL			$3,149	$3,149	
PYLON - PER SPACE PER SIGN	-		$135		
GRAND TOTAL	-		$3,284		
SECURITY DEPOSIT			$4,264		
Annual Base Rent			$25,584		

```
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2. =
4,264.00 *

0.00 *

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12. =
25,584.00 *

0.00 *

2,132.00 +
254.00 +
274.00 +
104.00 +
225.00 +
85.00 +
75.00 +
3,149.00 *

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3,554. x
0.05 =
177.70 *

0.00 *
```

25/2016

2:50 PM